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                                                                       EXHIBIT 1

                       SCHEDULE 13D JOINT FILING AGREEMENT

         The undersigned hereby agree that a Statement on Schedule 13D ("SCHEDULE 13D"), with respect to the shares of common stock, par value $0.001 per share, of Endeavour International Corporation, Inc., a Delaware corporation and any amendments thereto be executed and filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and any such amendment. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: March 8, 2004                         /s/ WILLIAM L. TRANSIER
                                            -----------------------------------
                                            William L. Transier

Date: March 8, 2004                         /s/ JOHN N. SEITZ
                                            -----------------------------------
                                            John N. Seitz